Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Exelixis, Inc., for the registration of up to $200,000,000 of its common stock, preferred stock, debt securities and/or warrants, either individually or in units, and to the incorporation by reference therein of our report dated January 30, 2004, with respect to the consolidated financial statements of Exelixis, Inc. included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

October 21, 2004